Exhibit 99.1

FOR RELEASE, Wednesday, January 11, 2017	For Further Information:
1:05 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2016 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Revenues Up 21% to $1.2 Billion
Net Orders Increase 20% to 2,254; Net Order Value Up 27% to $856 Million
Backlog Value Increases to $1.5 Billion, Highest Year-End Level Since 2006
LOS ANGELES (January 11, 2017) — KB Home (NYSE: KBH) today reported results for its fourth quarter and year ended November 30, 2016.
“We made considerable progress on several fronts in 2016 with solid operational execution driving year-over-year increases in our annual deliveries, revenues and earnings,” said Jeffrey Mezger, chairman, president and chief executive officer. “We finished the year with strong fourth quarter performance and poised for long-term success with a roadmap for returns-focused growth, a refined core business strategy, and specific three-year financial targets. We also took decisive actions to improve our asset efficiency, committing to sell certain non-core land assets over the coming year. While this resulted in inventory-related impairment charges in the quarter, we intend to productively redeploy the cash proceeds to deleverage our balance sheet and invest in our business.”
“With healthy net order activity in the fourth quarter contributing to our highest backlog value level in 10 years, we are entering 2017 with strong momentum,” said Mezger. “Our strategy is to continue to grow the scale of our business within our current geographic footprint, increase our operating profits, and generate cash internally to both support our future growth and improve our leverage ratio. We believe we are well positioned to capitalize on the continuing increase in demand from first-time homebuyers accompanying current positive economic and demographic trends in many of our served markets.”
Three Months Ended November 30, 2016 (comparisons on a year-over-year basis)

•	Total revenues of $1.19 billion increased 21%, with housing revenues also up 21%.

◦	Land sale revenues were $3.2 million, compared to $2.3 million.

•	Deliveries grew 19% to 3,060 homes, with increases in each of the Company’s four regions.

•	Average selling price increased 2% to $387,400.

•	Housing gross profit margin decreased 70 basis points to 16.5%.

◦	Adjusted housing gross profit margin, a metric that excludes the amortization of previously capitalized interest and inventory impairment and land option contract abandonment charges of $5.5 million, declined 60 basis points to 21.6%. On a sequential basis, this metric improved 40 basis points from the 2016 third quarter.

•	Selling, general and administrative expenses improved 80 basis points to 9.2% of housing revenues, the lowest fourth-quarter ratio in the Company’s history.

•	Homebuilding operating income decreased 20% to $56.0 million, reflecting total inventory-related charges of $36.1 million, compared to $5.1 million.

◦	Homebuilding operating income margin was 4.7%. Excluding total inventory-related charges, homebuilding operating income margin was 7.7%.

◦	Land sale losses of $30.4 million included $30.6 million of inventory impairment charges related to planned future land sales.

•	Financial services posted a loss of $.7 million, primarily due to the wind-down of Home Community Mortgage, LLC, the Company’s mortgage banking joint venture with Nationstar Mortgage LLC.

◦
In connection with the wind-down process, Home Community Mortgage’s operations and certain assets have been transferred to Stearns Lending, LLC. Stearns Lending is currently offering mortgage banking services to the Company’s homebuyers.

◦
The Company and Stearns Lending have formed a mortgage banking joint venture that is expected to be operational in most of the Company’s served markets by the end of the 2017 second quarter, subject to obtaining requisite regulatory approvals.

•	Pretax income decreased 21% to $55.0 million. Excluding total inventory-related charges, pretax income increased 21% to $91.1 million.

•	Income tax expense of $17.5 million was favorably impacted by $4.8 million of federal energy tax credits earned from building energy-efficient homes, and represented an effective tax rate of 31.8%.

•	Net income totaled $37.5 million, or $.40 per diluted share.
Twelve Months Ended November 30, 2016 (comparisons on a year-over-year basis)

•	Total revenues increased 19% to $3.59 billion.

◦	Land sale revenues totaled $7.4 million, compared to $112.8 million.

•	Housing revenues grew 23% to $3.58 billion.

•	Deliveries rose 20% to 9,829 homes.

•	Average selling price increased 3% to $363,800.

•	Homebuilding operating income rose 10% to $152.4 million.

◦	Inventory impairment and land option contract abandonment charges totaled $52.8 million, compared to $9.6 million.

•	Net income grew 25% to $105.6 million, and earnings per diluted share increased 32% to $1.12 from $.85.
Backlog and Net Orders (comparisons on a year-over-year basis)

•	Net orders for the quarter increased 20% to 2,254, and net order value grew 27% to $855.9 million.

•	Homes in backlog as of November 30, 2016 rose 11% to 4,420. Ending backlog value grew 19% to $1.52 billion, with double-digit increases in three of the Company’s four regions.

•	The cancellation rate as a percentage of beginning backlog for the quarter improved to 15% from 19%, and as a percentage of gross orders improved to 25% from 32%.

•	Average community count for the quarter decreased 8% to 231.
Balance Sheet as of November 30, 2016 (comparisons on a year-over-year basis)

•	Cash and cash equivalents increased to $592.1 million, compared to $559.0 million.

•	Inventories were $3.40 billion, with investments in land acquisition and development totaling $1.36 billion for the year ended November 30, 2016.

•	Lots owned or controlled totaled 44,825, of which 79% were owned.

•	There were no cash borrowings outstanding under the Company’s unsecured revolving credit facility.

•
In 2016, the Company repurchased nearly 8.4 million shares of its common stock at a total cost of $85.9 million, while improving its ratio of debt to capital to 60.5% and its ratio of net debt to total capital to 54.3%. All of these repurchases occurred during the 2016 first quarter.

◦	Reflecting the first-quarter repurchases of common stock, average diluted shares outstanding for the quarter decreased 7% from the year-earlier quarter to 95.7 million.

◦	Book value per share increased 11% to $20.25.

•
As announced last month, the Company elected to exercise its optional redemption rights under the terms of its 9.100% Senior Notes due 2017, which mature on September 15, 2017. On January 13, 2017, the Company will redeem $100.0 million in aggregate principal amount of the notes using internally generated cash. In connection with this early extinguishment of debt, the Company will recognize a charge of approximately $5.4 million in the 2017 first quarter.

Earnings Conference Call
The conference call to discuss the Company’s fourth quarter 2016 earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home (NYSE: KBH) is one of the largest and most recognized homebuilders in the United States and an industry leader in sustainability, building innovative and highly energy- and water-efficient new homes. Founded in 1957 and the first homebuilder listed on the New York Stock Exchange, the Company has built nearly 600,000 homes for families from coast to coast. Distinguished by its personalized homebuilding approach, KB Home lets each buyer choose their lot location, floor plan, décor choices, design features and other special touches that matter most to them. To learn more about KB Home, call 888-KB-HOMES, visit www.kbhome.com or connect on Facebook.com/KBHome or Twitter.com/KBHome.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; material and trade costs and availability; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors, including the severe prolonged drought and related water-constrained conditions in the southwest United States and California; government actions, policies, programs and regulations directed at or affecting the housing market (including the Dodd-Frank Act, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning (including our plans to transition out of the Metro Washington, D.C. area), gaining share and scale in our served markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our returns-focused growth roadmap/strategy and achieve the associated revenue, margin, profitability, cash flow, community reactivation, land sales, business growth, asset efficiency, return on invested capital, return on equity, net debt-to-capital ratio and other financial and operational targets and objectives; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; completing the wind-down of Home Community Mortgage as planned; Stearns Lending, LLC’s management of Home Community Mortgage’s assets and operations; whether we can operate a joint venture with Stearns Lending, LLC or any other mortgage banking services provider, and the performance of any such mortgage banking joint venture once operational; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Twelve Months and Three Months Ended November 30, 2016 and 2015
(In Thousands, Except Per Share Amounts)

	Twelve Months Ended November 30,		Three Months Ended November 30,
	2016	2015	2016	2015
Total revenues	$3,594,646	$3,032,030	$1,191,942	$985,783
Homebuilding:
Revenues	$3,582,943	$3,020,987	$1,188,628	$982,091
Costs and expenses	(3,430,542)	(2,882,366)	(1,132,634)	(911,712)
Operating income	152,401	138,621	55,994	70,379
Interest income	529	458	134	116
Interest expense	(5,900)	(21,856)	(233)	(4,006)
Equity in loss of unconsolidated joint ventures	(2,181)	(1,804)	(217)	(624)
Homebuilding pretax income	144,849	115,419	55,678	65,865
Financial services:
Revenues	11,703	11,043	3,314	3,692
Expenses	(3,817)	(3,711)	(1,196)	(909)
Equity in income (loss) of unconsolidated joint ventures	(3,420)	4,292	(2,768)	1,269
Financial services pretax income (loss)	4,466	11,624	(650)	4,052
Total pretax income	149,315	127,043	55,028	69,917
Income tax expense	(43,700)	(42,400)	(17,500)	(25,900)
Net income	$105,615	$84,643	$37,528	$44,017
Earnings per share:
Basic	$1.23	$.92	$.44	$.48
Diluted	$1.12	$.85	$.40	$.43
Weighted average shares outstanding:
Basic	85,706	92,054	84,961	92,200
Diluted	96,278	102,857	95,744	102,844

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2016	November 30, 2015
Assets
Homebuilding:
Cash and cash equivalents	$592,086	$559,042
Restricted cash	—	9,344
Receivables	231,665	247,998
Inventories	3,403,228	3,313,747
Investments in unconsolidated joint ventures	64,016	71,558
Deferred tax assets, net	738,985	782,196
Other assets	91,145	88,992
	5,121,125	5,072,877
Financial services	10,499	14,028
Total assets	$5,131,624	$5,086,905

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$215,331	$183,770
Accrued expenses and other liabilities	550,996	608,730
Notes payable	2,640,149	2,601,754
	3,406,476	3,394,254
Financial services	2,003	1,817
Stockholders’ equity	1,723,145	1,690,834
Total liabilities and stockholders’ equity	$5,131,624	$5,086,905

KB HOME
SUPPLEMENTAL INFORMATION
For the Twelve Months and Three Months Ended November 30, 2016 and 2015
(In Thousands, Except Average Selling Price)

	Twelve Months Ended November 30,		Three Months Ended November 30,
	2016	2015	2016	2015
Homebuilding revenues:
Housing	$3,575,548	$2,908,236	$1,185,383	$979,841
Land	7,395	112,751	3,245	2,250
Total	$3,582,943	$3,020,987	$1,188,628	$982,091

Homebuilding costs and expenses:
Construction and land costs
Housing	$2,997,073	$2,433,683	$989,452	$811,153
Land	44,028	105,685	33,627	2,239
Subtotal	3,041,101	2,539,368	1,023,079	813,392
Selling, general and administrative expenses	389,441	342,998	109,555	98,320
Total	$3,430,542	$2,882,366	$1,132,634	$911,712

Interest expense:
Interest incurred	$185,466	$186,885	$46,472	$46,096
Interest capitalized	(179,566)	(165,029)	(46,239)	(42,090)
Total	$5,900	$21,856	$233	$4,006

Other information:
Depreciation and amortization	$11,213	$11,149	$2,782	$2,736
Amortization of previously capitalized interest	161,285	143,255	54,622	43,767

Average selling price:
West Coast	$579,900	$587,000	$593,400	$617,600
Southwest	287,000	284,600	288,600	295,300
Central	270,100	252,200	280,300	269,400
Southeast	281,400	281,900	285,900	291,100
Total	$363,800	$354,800	$387,400	$379,800

KB HOME SUPPLEMENTAL INFORMATION For the Twelve Months and Three Months Ended November 30, 2016 and 2015 (Dollars in Thousands)

	Twelve Months Ended November 30,		Three Months Ended November 30,
	2016	2015	2016	2015
Homes delivered:
West Coast	2,825	2,258	1,026	760
Southwest	1,559	1,311	448	423
Central	3,744	3,183	1,097	971
Southeast	1,701	1,444	489	426
Total	9,829	8,196	3,060	2,580

Net orders:
West Coast	3,000	2,403	675	517
Southwest	1,758	1,592	421	287
Central	3,881	3,536	839	672
Southeast	1,644	1,722	319	406
Total	10,283	9,253	2,254	1,882

Net order value:
West Coast	$1,756,945	$1,378,644	$410,854	$290,469
Southwest	507,870	455,918	122,369	87,524
Central	1,075,586	943,568	230,422	184,976
Southeast	472,754	477,040	92,245	112,871
Total	$3,813,155	$3,255,170	$855,890	$675,840

	November 30, 2016		November 30, 2015
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data:
West Coast	913	$526,840	738	$407,972
Southwest	804	227,822	605	167,425
Central	1,979	559,172	1,842	494,836
Southeast	724	205,255	781	211,245
Total	4,420	$1,519,089	3,966	$1,281,478

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Twelve Months and Three Months Ended November 30, 2016 and 2015
(In Thousands, Except Percentages)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin and ratio of net debt to capital, both of which are not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the adjusted housing gross profit margin and the ratio of net debt to capital are not calculated in accordance with GAAP, these financial measures may not be completely comparable to other companies in the homebuilding industry and, therefore, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Twelve Months Ended November 30,		Three Months Ended November 30,
	2016	2015	2016	2015
Housing revenues	$3,575,548	$2,908,236	$1,185,383	$979,841
Housing construction and land costs	(2,997,073)	(2,433,683)	(989,452)	(811,153)
Housing gross profits	578,475	474,553	195,931	168,688
Add: Amortization of previously capitalized interest (a)	160,633	126,817	54,452	43,767
Inventory-related charges (b)	16,152	9,591	5,537	5,075
Adjusted housing gross profits	$755,260	$610,961	$255,920	$217,530
Housing gross profit margin as a percentage of housing revenues	16.2%	16.3%	16.5%	17.2%
Adjusted housing gross profit margin as a percentage of housing revenues	21.1%	21.0%	21.6%	22.2%

(a)	Represents the amortization of previously capitalized interest associated with housing operations.

(b)	Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) amortization of previously capitalized interest associated with housing operations and (2) housing inventory impairment and land option contract abandonment charges recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that the amortization of previously capitalized interest associated with housing operations, and housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of amortization of previously capitalized interest associated with housing operations, and housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages)
Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	November 30, 2016	November 30, 2015
Notes payable	$2,640,149	$2,601,754
Stockholders’ equity	1,723,145	1,690,834
Total capital	$4,363,294	$4,292,588
Ratio of debt to capital	60.5%	60.6%

Notes payable	$2,640,149	$2,601,754
Less: Cash and cash equivalents and restricted cash	(592,086)	(568,386)
Net debt	2,048,063	2,033,368
Stockholders’ equity	1,723,145	1,690,834
Total capital	$3,771,208	$3,724,202
Ratio of net debt to capital	54.3%	54.6%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents and restricted cash, by capital (notes payable, net of homebuilding cash and cash equivalents and restricted cash, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.